Exhibit 99.1

United Security Bancshares, Inc. and First United Security Bank Elect New Director

THOMASVILLE, Ala.--(BUSINESS WIRE)--March 1, 2013--United Security Bancshares, Inc. (Nasdaq: USBI), announced today that A. J. “Lonnie” Strickland, III was elected as a Director of United Security Bancshares, Inc. and its subsidiary, First United Security Bank, by the Board of Directors at a meeting held on Thursday, February 28, 2013. Dr. Strickland was also appointed to serve on the Audit Committee of the Company and the Bank and on the Asset/Liability Committee of the Bank.

While Dr. Strickland resides in Tuscaloosa, he is a native of North Georgia, where he attended the University of Georgia and received the Bachelor of Science degree in Math and Physics. He then entered the Georgia Institute of Technology, where he received a Master of Science degree in Industrial Management. For his doctorate, he received a Ph.D. in Business Administration from Georgia State University in 1969.

Dr. Strickland is the John R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama, a position he has held since 1969. He is also a director of American Equity Investment Life Holding Company and Twenty Services, Inc., and a former director of Statesman.

Dr. Strickland is the co-author of over fifteen strategic management books and texts used at universities worldwide. In his thirty plus years of writing in the area of strategic management, more than 1.5 million students have used his books, which are considered to be premier in the market. The eighteenth edition of “Strategic Management: Quest for Competitive Advantage,” co-authored with Dr. Art Thompson, Margaret Peteraf, and Dr. John Gamble and published by McGraw-Hill, is the best selling text in the world in the field of strategic management. With extensive experience in consulting and executive development training programs in strategic management, his concentration is in industry and competitive analysis, and he conducts frequent analyses for domestic and international firms. Dr. Strickland has extensive knowledge of strategic management and the finance industry arising from his academic and marketplace experience. He is a very popular speaker on the subject of planning under challenging conditions and implementing strategic change.

Dr. Strickland has also worked extensively in Europe, the Middle East, Central America, Southeast Asia, Australia, and Africa. He has worked in Southern Africa for the last twenty-five years and has also developed a management simulation of corporate decision making for France, which enables management to test various strategic alternatives.

Other accomplishments include serving as a director of marketing, where he was responsible for a $1 billion portfolio with $300 million in profits, participating in two companies being listed on the New York Stock Exchange, and being a founding member and independent director of American Equity Life Insurance Company.

In a survey of all graduating seniors at the University of Alabama, he was recognized and named the most influential professor there. Other awards include the Outstanding Professor Award for the Graduate School of Business, a multiple time winner of the EMBA Best Professor Award, and recipient of the Outstanding Commitment to Teaching Award for the University of Alabama, an award in which he takes particular pride. He is a member of various honor leadership societies, including Mortar Board, Order of Omega, Beta Gamma Sigma, Omicron Delta Kappa, Jasons, and XXXI. He is past National President of Pi Kappa Phi social fraternity.

“Having known Lonnie for a number of years, I feel very fortunate to have him join our Company and Bank,” said James F. House, President and Chief Executive Officer of the Company and the Bank. “I am confident of his leadership ability and believe that he is well qualified for this position. I welcome him as a member of our Boards and look forward to his association and insight as we continue to focus on improvement and growth of the Bank’s assets as part of our strategy to increase earnings and move the Bank forward.”

“I am looking forward to being a part of United Security Bancshares and First United Security Bank because I am very impressed with the leadership of the Company and the Bank,” said Dr. Strickland. “In addition, I see tremendous competitive advantages and an upside potential for the future.”

Established in 1952, First United Security Bank serves its customers through its 19 offices in Brent, Butler, Calera, Centreville, Coffeeville, Columbiana, Fulton, Gilbertown, Grove Hill, Harpersville, Jackson, McCalla, Thomasville, Tuscaloosa, and Woodstock. The Bank holds more than $550 million in assets, is a member of the Federal Deposit Insurance Corporation, and is an Equal Housing Lender. For more information, contact us at the Bank’s website, www.firstusbank.com, blog address, http://firstusbank-usbi.blogspot.com, or by mail to First United Security Bank, P.O. Box 249, Thomasville, AL 36784.

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements regarding the future growth and competitive position of USBI, these factors include, but are not limited to, general economic, market and other conditions. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

CONTACT:
United Security Bancshares, Inc.
Mel Ann Sullivan, 251-843-2176
Marketing & Communications Director/ CRA Officer
msullivan@firstusbank.com